EXHIBIT 99

FOR RELEASE January 23, 2003

For more information contact:

Patrick Fahey, President and Chief Executive Officer — (206) 340-4727

Bette Floray, Chief Financial Officer - (206) 224-8711

Joe Sexton, Corporate Relations - (360) 679-4181

PACIFIC NORTHWEST BANCORP ANNOUNCES
RECORD ANNUAL EARNINGS OF $28.8 MILLION, UP 30% FROM A YEAR AGO

                Seattle, WA — January 23, 2003 — Pacific Northwest Bancorp (Nasdaq: PNWB) today reported record annual earnings of $28.8 million or $1.80 per diluted share for the year 2002, up 30.2 percent as compared to $22.1 million or $1.40 per diluted share for the year 2001.  For the fourth quarter of 2002, quarterly earnings were $5.3 million or $0.32 per diluted share as compared to a net income of $7.0 million or $0.44 per diluted share for the fourth quarter in 2001.  Excluding the after-tax effect of certain charges in the fourth quarter of 2002 (see table below), net income would have been $31.4 million for the year and $7.9 million for the fourth quarter of 2002.  These certain charges reduced net income by $0.16 on a diluted per share basis for both the year ended December 31, 2002 and the fourth quarter of 2002.

                Summary of the effect of certain charges in Q4 2002 ($ in thousands):

	Quarter Ended	Year Ended
	December 31, 2002
Net income	$5,331	$28,760
Certain charges:
Loss on sale of securities	1,465	1,465
Merger, conversion and integration expenses	1,025	1,025
Severance and employment agreements	963	963
Mortgage banking exit costs (excluding severance)	272	272
Branch consolidation	260	260
Total certain charges in Q4 2002	$3,985	$3,985
Tax effect on certain charges in Q4 2002	(1,395)	(1,395)

Net income excluding certain charges in Q4 2002	$7,921	$31,350

                Highlights and accomplishments during 2002 included:

•                    Completed the acquisition of Bank of the Northwest (Northwest) on November 13, 2002.  The acquisition added approximately $373.8 million in total commercial banking assets and expanded PNWB’s market area along the I-5 corridor to the metropolitan Portland, Oregon area with five additional branch offices.

•                    Converted the Northwest information systems and operating processes to those of Pacific Northwest Bank on December 9, 2002.

•                    Achieved record annual earnings of $28.8 million, which was a 30.2 percent increase over last year.

•                    Completed the transition to outsourcing residential mortgage lending as part of management’s continuing effort to reduce mortgage business risk and improve operational efficiencies.

•                    Improved asset quality despite the current economic conditions of the Pacific Northwest region.  Non-performing assets decreased $2.8 million or 12.7 percent from December 31, 2001.  The allowance for loan losses as a percentage of total loans receivable increased to 1.33 percent at December 31, 2002 from 1.11 percent at December 31, 2001.

•                    Core deposits increased $375.9 million or 43.0 percent since December 31, 2001.

•                    Implemented capital management initiatives, which included stock repurchases of 780,868 shares of PNWB common stock and the net issuance of $10.5 million of trust preferred securities during the year.

                 “2002 was a year of tremendous achievement for Pacific Northwest Bancorp.  We are excited about the successful completion of the Bank of the Northwest acquisition.  In early December, the systems conversion and the transition that followed went smoothly.  Our expansion into the metropolitan Portland, Oregon market will benefit both our customers and our shareholders,” said Patrick M. Fahey, President and Chief Executive Officer.  “Despite the challenging economic environment of the Pacific Northwest region, our bank was able to report record annual earnings and noticeable improvement in asset quality.”  Fahey added.

                Management discussion and analysis included in this press release are presented for the consolidated financial statements of Pacific Northwest Bancorp and subsidiaries, which are collectively referred to as PNWB.

ACQUISITION

                On November 13, 2002, PNWB completed the acquisition of Northwest and merged Northwest into its commercial bank subsidiary, Pacific Northwest Bank.  Northwest operated five branch offices in the metropolitan Portland market area.  As of the acquisition date, Northwest had total assets of $373.8 million, total net loans receivable of $254.1 million, total deposits of $288.0 million, and stockholders’ equity of $27.4 million.  The total purchase price was $81.7 million, net of $1.6 million of acquisition costs.  PNWB issued 1,749,882 shares of common stock and paid $25,820,595 in cash for all outstanding Northwest shares. This acquisition was accounted for using the purchase method of accounting by PNWB.  The financial results of PNWB for the fourth quarter of 2002 and the year ended December 31, 2002 included Northwest operations starting on November 13, 2002.  On December 9, 2002, PNWB successfully completed the information systems and data conversion of Northwest and all of the five Northwest branches were renamed Pacific Northwest Bank.

RESULTS OF OPERATIONS

                Return on average shareholders’ equity was 13.62 percent for the year ended December 31, 2002, compared to 11.63 percent for the year ended December 31, 2001.  Return on average assets was 1.01 percent for the year ended December 31, 2002, compared to 0.79 percent for the year ended December 31, 2001.  For the quarter ended December 31, 2002, return on average shareholders’ equity was 8.77 percent, compared to 13.86 percent for the same period in 2001.  Return on average assets was 0.70 percent for the quarter ended December 31, 2002, compared to 1.01 percent for the same period in 2001. The decreases in return on average shareholders’ equity and return on average assets from the fourth quarter of 2001 were primarily due to the $2.6 million after-tax effect of certain charges in the fourth quarter of 2002.

                Net interest income was $108.4 million for the year ended December 31, 2002, an increase from $101.8 million for the year ended December 31, 2001.  The increase from 2001 reflects the benefits of lower funding costs as a result of the declining rate environment last year and a change in the mix in loans and deposits.  Net interest income was $27.1 million for the fourth quarter of 2002, a decrease from $29.1 million for the same period in 2001 primarily as a result of the pressure on the net interest margin from decreased market rates during the fourth quarter of 2002.

                PNWB’s net interest margin for the year ended December 31, 2002 was 4.10 percent, an increase from 3.86 percent for the year ended December 31, 2001.  The improvement in the net interest margin for 2002 from 2001 was primarily due to the repositioning of the balance sheet that resulted in a more favorable loan and deposit mix and a lower cost of funds that resulted from reductions in market interest rates during 2001.  As anticipated, the net interest margin eased to 3.94 percent for the fourth quarter of 2002, compared to the 4.43 percent for the same quarter in 2001.  This decrease was primarily due to the 50-basis point prime rate decrease during the fourth quarter of 2002 in an already low interest rate climate, which led to a greater decline in loan yields in comparison to the decrease in the cost of funds.

                The provision for losses on loans was $6.4 million for the year ended December 31, 2002, compared to $6.1 million for the year ended December 31, 2001. The level of the provision was based on management’s evaluation of the Pacific Northwest regional economy and its resulting impact on the loan portfolio.  The provision for losses on loans was $1.3 million for the fourth quarter of 2002, compared to $1.7 million for the same period in 2001.  The level of provision was lower for the fourth quarter of 2002 as a result of our quarterly assessment of the risk inherent within our loan portfolio in consideration with the level of the allowance for losses on loans.  Management continues to assess the level of the provision for losses on loans based on the known and inherent risk characteristics in the loan portfolio.  These risk characteristics include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, detailed analysis of individual loans for which full collectibility may not be assured, and current economic conditions in PNWB’s market area.

                Non-interest income was $19.3 million for the year ended December 31, 2002, and included $1.4 million of losses from the sale of $51.9 million mortgage-backed securities as a result of interest rate risk management strategy.  Excluding the $1.4 million loss from sale of securities in 2002 and the $1.7 million gain from sale of securities in 2001, non-interest income was $20.7 million and $19.0 million for 2002 and 2001, respectively.  This increase from last year was primarily due to the $1.7 million tax-exempt income from bank owned life insurance that management obtained in April of 2002.  Service fees increased to $13.4 million in 2002, up from $11.7 million in 2001, primarily driven by higher loan commitment fees and deposit fees.  Excluding the $1.5 million loss on sale of securities, non-interest income was $5.6 million for the fourth quarter of 2002, compared to $4.8 million for the same period in 2001.

                PNWB’s mortgage banking revenue was $2.6 million for the year ended December 31, 2002, an increase from $2.3 million for the year ended December 31, 2001.  For the fourth quarter of 2002, mortgage banking revenue was $694,000, compared to $756,000 for the same quarter in 2001.  During the fourth quarter of 2002, PNWB announced that it would outsource its residential mortgage lending function beginning in the first quarter of 2003 to reduce mortgage banking business risk and improve operational efficiencies.  As a result, PNWB expects mortgage banking revenue to cease early 2003. On the other hand, management expects that the reduction in non-interest expense specifically related to mortgage banking operations to more than offset the elimination of mortgage banking revenue.

                Non-interest expense was $77.5 million for the year ended December 31, 2002, as compared to $81.2 million for the year ended December 31, 2001.  The efficiency ratio for 2002 improved to 60.72 percent in 2002 from 66.25 percent for 2001.  Apart from the $1.1 million of goodwill amortization expense eliminated due to the adoption of SFAS No. 142 “Accounting For Goodwill and Other Intangible Assets” on January 1, 2002, the improvements in non-interest expense and related efficiency ratio were primarily attributable to a $3.3 million decrease in general and administrative (G&A) expenses and were the result of management’s on-going initiatives to improve operational efficiencies.  Excluding $2.5 million of certain charges previously presented, non-interest expense was $19.2 million for the fourth quarter of 2002, an improvement from the $20.7 million for the same quarter in 2001 (excluding $0.3 million of goodwill amortization expense).

                The effective tax rate was 34.3 percent and 34.6 percent for the year and quarter ended December 31, 2002, respectively, compared to 37.4 percent for both the year and the quarter ended December 31, 2001.  The decreases from 2001 were primarily the result of the tax-exempt BOLI income in 2002 and the elimination of non-tax deductible goodwill amortization expense.

FINANCIAL CONDITION

                PNWB’s consolidated assets were $3.12 billion as of December 31, 2002, compared to $2.83 billion as of September 30, 2002 and $2.74 billion as of December 31, 2001.

                Total securities available for sale were $788.5 million as of December 31, 2002, compared to $795.3 million as of September 30, 2002 and $757.0 million as of December 31, 2001.

                Net loans receivable were $2.00 billion as of December 31, 2002, compared to $1.79 billion as of September 30, 2002 and December 31, 2001.  Total commercial loans were $1.39 billion or 68.3 percent of the loan portfolio as of December 31, 2002, compared to $1.17 billion or 64.4 percent as of September 30, 2002, and $1.06 billion or 58.4 percent as of December 31, 2001.  The increases in total net loans receivable and commercial loans were primarily due to the acquisition of Northwest.  We also continued to experience moderate growth in the commercial loan portfolio; however, that growth was more than offset by the decline in single-family mortgage and construction loans.  Single-family mortgage loans held in the loan portfolio decreased to $231.2 million, or 11.3 percent of the loan portfolio as of December 31, 2002, compared to $248.4 million, or 13.6 percent as of September 30, 2002, and $321.2 million or 17.7 percent as of December 31, 2001. The decreases were primarily due to early payoffs associated with the current interest rate environment and management’s strategy not to originate single family mortgages that remain on our balance sheet.

                Total deposits were $2.05 billion as of December 31, 2002, compared to $1.82 billion as of September 30, 2002 and $1.60 billion as of December 31, 2001.  The increases in the deposits resulted from both the Northwest acquisition and internal growth during 2002.  The increases were primarily in the core deposit categories, i.e. checking, savings, and money market accounts.  Core deposits increased by $215.6 million, or 20.9 percent, from the previous quarter and by $375.9 million, or 43.0 percent from a year ago.  The core deposit growth during this quarter and the full year of 2002 positively contributed to the noticeable decreases in our cost of funds compared to 2001.

                Total borrowings were $788.4 million as of December 31, 2002, compared $777.9 million as of September 30, 2002 and $914.2 million as of December 31, 2001.  The decrease in borrowings from 2001 was primarily the result of the increase in deposits.

                PNWB’s total shareholders’ equity was $261.6 million as of December 31, 2002, compared to $202.3 million as of September 30, 2002, and $200.5 million as of December 31, 2001.  Book value per share was

$15.57 as of December 31, 2002, compared to $13.51 as of September 30, 2002, and $12.86 as of December 31, 2001.  During the fourth quarter of 2002, PNWB issued approximately 1.7 million shares of PNWB common stock as part of the Northwest merger consideration and this increased PNWB’s shareholders’ equity by approximately $57.0 million.  The increase in PNWB’s shareholders’ equity from December 31, 2001 was also attributable to a net income of $28.8 million, stock issued under stock option plans of $3.0 million, an increase in the estimated fair value of securities available for sale (net of tax) of $2.4 million, offset by stock repurchases of $21.7 million and the cash dividends declared on common stock of $8.8 million.

ASSET QUALITY

                Total non-performing assets were $19.1 million or 0.61 percent of total assets as of December 31, 2002, compared to $18.4 million or 0.65 percent of total assets as of September 30, 2002 and $21.9 million or 0.80 percent of total assets as of December 31, 2001.  The $2.8 million decrease in non-performing assets from December 31, 2001 was mostly attributable to loans being brought current or paid off in the commercial and construction loan categories.

                PNWB’s allowance for losses on loans was $26.9 million or 1.33 percent of loans receivable as of December 31, 2002, compared to $22.8 million or 1.25 percent of loans receivable as of September 30, 2002, and $20.1 million or 1.11 percent of loans receivable as of December 31, 2001.   The allowance for losses on loans represented 226.1 percent of non-accrual loans at December 31, 2002, compared to 208.5 percent at September 30, 2002 and 125.1 percent at December 31, 2001.  Net charge-offs were $3.2 million for the year ended December 31, 2002, a decrease from $3.5 million for the year ended December 31, 2001.  Net charge-offs this year represented 0.17 percent of average loans receivable, a decrease from 0.19 percent for 2001.  The allowance for losses on loans is maintained at a level considered sufficient to provide for estimated losses based on the evaluation of known and inherent risks in the loan portfolio and upon management’s continuing analysis of factors underlying the quality of the loan portfolio.

                Management has assessed, and will continue to assess on an on-going basis, the impact of the Pacific Northwest regional economy on the credit risk in the loan portfolio.  Currently, management is not aware of any unusually large loan concentrations in industries negatively impacted by the current economy.

Management will continue to closely monitor PNWB’s credit quality and focus on identifying potential problem credits and any loss exposure in a timely manner.  Industry concentrations and related limits will continue to be subject to on-going assessments.

                Headquartered in Seattle, WA, Pacific Northwest Bancorp is a Washington based bank holding company providing financial services through its commercial bank subsidiary, Pacific Northwest Bank. Pacific Northwest Bank operates 58 Financial Centers in the Pacific Northwest, including the metropolitan areas of Seattle and Bellevue, Washington, Portland, Oregon, and other areas of western and central Washington. Pacific Northwest Bank offers a wide range of financial services to businesses and individuals in its market area, including investment products available through its subsidiary, Pacific Northwest Financial Services, Inc. and insurance products available through its subsidiary, Pacific Northwest Insurance Agency Inc.  Press releases, along with additional information, may also be found at PNWB’s web site: http://www.pnwbank.com.

                This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing PNWB of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only at the date of this release.  PNWB undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents PNWB files from time to time with the Securities and Exchange Commission, including PNWB’s annual report on Form 10-K for the year ended December 31, 2001.

PACIFIC NORTHWEST BANCORP AND SUBSIDIARIES

Financial Data (unaudited)

(Dollars in thousands except per share and share amounts)

	Quarter ended			Year ended
	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

FINANCIAL RATIOS:
Return on average assets	0.70%	1.13%	1.01%	1.01%	0.79%
Return on average equity	8.77%	15.81%	13.86%	13.62%	11.63%
Efficiency ratio	69.86%	57.31%	62.04%	60.72%	66.25%

NET INTEREST MARGIN
Total yield on earnings assets	6.38%	6.73%	7.33%	6.73%	7.80%
Total cost of funds	2.75%	2.92%	3.28%	2.95%	4.40%
Net interest spread	3.63%	3.81%	4.05%	3.78%	3.39%
Net interest margin	3.94%	4.10%	4.43%	4.10%	3.86%

ALLOWANCE FOR LOSSES ON LOANS
Balance at beginning of period	$22,785	$21,928	$19,618	$20,123	$17,561
Provision for losses on loans	1,250	1,700	1,700	6,350	6,050
Allowance acquired	3,688	—	—	3,688	—
Loans charged off, net of recoveries	(783)	(843)	(1,195)	(3,221)	(3,488)
Balance at end of period	$26,940	$22,785	$20,123	$26,940	$20,123
Net loan charge-offs (annualized) as a percentage of average loans	0.16%	0.18%	0.26%	0.17%	0.19%
Allowance for losses on loans as a percentage of:
Total loans receivable	1.33%	1.25%	1.11%	1.33%	1.11%
Non-accrual loans	226.14%	208.54%	125.08%	226.14%	125.08%

	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001

SHAREHOLDERS’ EQUITY
Book value per share	$15.57	$13.51	$12.86
Equity to assets	8.38%	7.16%	7.31%
Shares outstanding	16,799,472	14,977,547	15,595,204

NON-PERFORMING ASSETS
Non-accrual loans	$11,913	$10,926	$16,088
Other real estate	7,152	7,478	5,762
Total non-performing assets	$19,065	$18,404	$21,850
As a percentage of total assets	0.61%	0.65%	0.80%

	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

ASSETS
Cash and due from banks	$100,002	$61,568	$58,625
Federal funds sold	950	5,150	—
Securities available for sale	788,546	795,265	757,018
Net loans receivable	2,002,813	1,793,261	1,788,432
Loans held for sale	25,621	22,166	43,757
Other real estate	7,152	7,478	5,762
Premises and equipment	48,082	48,750	50,837
Goodwill	63,932	16,137	16,137
Other intangible assets	10,505	1,267	1,985
Bank owned life insurance	56,995	51,039	—
Other assets	18,611	23,507	18,955
Total assets	$3,123,209	$2,825,588	$2,741,508

LIABILITIES
Non-interest-bearing deposits	$345,571	$253,569	$241,674
Interest-bearing deposits	1,708,739	1,566,714	1,363,181
Total deposits	2,054,310	1,820,283	1,604,855
FHLB advances	609,581	602,461	714,526
Securities sold under agreements to repurchase	120,706	115,402	149,504
Trust preferred securities	48,000	48,000	37,500
Other borrowings	10,072	12,073	12,621
Other liabilities	18,927	25,036	22,016
Total liabilities	2,861,596	2,623,255	2,541,022

SHAREHOLDERS’ EQUITY
Paid in capital	64,995	7,054	26,757
Retained earnings	192,942	189,963	172,967
Accumulated other comprehensive gain:	3,676	5,316	1,305
Debt related to ESOP	—	—	(543)
Total shareholders’ equity	261,613	202,333	200,486
Total liabilities and shareholders’ equity	$3,123,209	$2,825,588	$2,741,508

	Quarter ended			Year ended
	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

CONSOLIDATED STATEMENT OF OPERATIONS

INTEREST INCOME
Loans receivable	$34,578	$34,115	$36,479	$137,750	$153,936
Securities available for sale	9,374	10,046	11,664	40,211	51,116
Other	63	33	20	171	601
Total interest income	44,015	44,194	48,163	178,132	205,653

INTEREST EXPENSE
Deposits	8,990	9,381	10,810	36,992	58,475
FHLB advances and other borrowings	6,181	6,193	6,168	25,279	30,972
Securities sold under agreements to repurchase	730	783	1,183	3,704	10,498
Trust preferred securities	1,047	896	934	3,770	3,896
Total interest expense	16,948	17,253	19,095	69,745	103,841
Net interest income before provision for losses on loans	27,067	26,941	29,068	108,387	101,812
Provision for losses on loans	1,250	1,700	1,700	6,350	6,050
Net interest income after provision for losses on loans	25,817	25,241	27,368	102,037	95,762

NON-INTEREST INCOME
Service fees	3,647	3,338	3,133	13,443	11,669
Mortgage banking revenue	694	452	756	2,601	2,312
Investment product fees and insurance commissions	316	513	502	1,665	2,294
Bank owned life insurance income	646	540	—	1,685	—
Gain (loss) on sale of securities	(1,465)	—	51	(1,425)	1,709
Gain on sale of partnership	—	—	—	—	574
Other	303	327	381	1,291	2,127
Total non-interest income	4,141	5,170	4,823	19,260	20,685

	Quarter ended			Year ended
	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2001

NON-INTEREST EXPENSE
Compensation and employee benefits	$9,761	$9,743	$10,205	$39,300	$39,018
General and administrative	4,836	4,180	5,864	17,574	22,012
Occupancy and equipment	3,022	3,025	3,294	12,211	12,217
Data processing	1,531	1,412	1,616	5,724	6,208
Merger, conversion and integration expenses	1,025	—	—	1,025	1,290
Severance and employment agreements	963	—	—	963	200
Mortgage banking exit costs	272	—	—	272	—
Branch consolidation	260	—	—	260	—
Other real estate owned	133	42	46	184	207
Total non-interest expense	21,803	18,402	21,025	77,513	81,152
Income before federal income taxes	$8,155	$12,009	$11,166	$43,784	$35,295

FEDERAL INCOME TAX EXPENSE	2,824	4,056	4,179	15,024	13,203

NET INCOME	$5,331	$7,953	$6,987	$28,760	$22,092

BASIC NET INCOME PER SHARE	$0.33	$0.53	$0.45	$1.85	$1.42

DILUTED NET INCOME PER SHARE	$0.32	$0.51	$0.44	$1.80	$1.40

Basic weighted average shares outstanding	15,955,904	15,104,147	15,598,847	15,569,297	15,557,237

Diluted weighted average shares outstanding	16,464,739	15,553,086	15,768,199	16,007,650	15,732,823

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